As filed with the Securities and Exchange Commission on February 12, 2026

Registration No. 333-289355

Registration No. 333-267198

Registration No. 333-237962

Registration No. 333-236258

Registration No. 333-183961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-289355

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-267198

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-237962

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-236258

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM F-3 REGISTRATION STATEMENT NO. 333-183961

UNDER

THE SECURITIES ACT OF 1933

AVADEL PHARMACEUTICALS PLC

(Exact name of Registrant as Specified in Its Charter)

Ireland	98-1341933
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

10 Earlsfort Terrace

Dublin 2, Ireland, D02 T380

+353-1-901-5201

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Alkermes plc

David J. Gaffin, Esq.

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Name and address of agent for service)

+353-1-772-8000

(Telephone number, including area code, of agent for service)

Copies to:

Chelsea N. Darnell, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Stephen FitzSimons, Esq.

McCann FitzGerald LLP

Riverside One, Sir John Rogerson’s Quay

Dublin 2, D02 X576, Ireland

+353-1-829-0000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting Registrant	☐

		Emerging growth Registrant	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Avadel Pharmaceuticals plc, a public limited company organized under the laws of Ireland (the “Registrant”) and Flamel Technologies, S.A. (the “Predecessor Issuer”) on Form S-3 and Form F-3 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (File No. 333- 289355) filed with the Securities and Exchange Commission (the “SEC”) by the Registrant on August 7, 2025;
•	Registration Statement on Form S-3 (File No. 333-267198) filed with the SEC by the Registrant on August 31, 2022;
•	Registration Statement on Form S-3 (File No. 333-237962) filed with the SEC by the Registrant on May 1, 2020;
•	Registration Statement on Form S-3 (File No. 333-236258) filed with the SEC by the Registrant on February 5, 2020; and
•	Registration Statement on Form F-3 (File No. 333-183961) filed with the SEC by the Predecessor Issuer on September 18, 2012, as amended by that Post-Effective Amendment No. 1, filed with the SEC on September 30, 2016, and that Post-Effective Amendment No. 2, filed with the SEC on January 6, 2017.

The Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister all securities that remain unsold under the Registration Statements.

On February 12, 2026, pursuant to the Transaction Agreement, dated October 22, 2025, as amended by Amendment No. 1 to the Transaction Agreement, dated November 18, 2025 (as amended, the “Transaction Agreement”), by and between the Registrant and Alkermes plc (“Alkermes”), Alkermes acquired the Registrant pursuant to a court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of Ireland (the “Scheme”). As a result of the Scheme, the Registrant became a wholly owned subsidiary of Alkermes.

As a result of the consummation of the transactions contemplated by the Transaction Agreement, Registrant has terminated any and all of the offerings of Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Registrant hereby amends the Registration Statements and removes from registration any and all of the securities of Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of the Registration Statements.

The foregoing description of the Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Transaction Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2025, and Amendment No. 1 to the Transaction Agreement, which is attached as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, in the Country of Ireland on February 12, 2026.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Declan O'Connor
Declan O’Connor
Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.